Term Sheet

Executive: Company: Position:	Bruce Duncan Starwood Hotels and Resorts Worldwide, Inc. CEO

Employment Terms

1. Term: Executive’s employment with the Company shall be on an interim basis and continue, subject to earlier termination of such employment pursuant to the terms of the forthcoming Employment Agreement (hereinafter “Agreement”), until the first anniversary of the effective date of this Agreement (hereinafter, “Anniversary Date”), and from year to year thereafter, unless either party provides written notice within 30 days of the Anniversary Date or any subsequent Anniversary Date of his or its desire to cancel this Agreement.

2. Duties: Executive shall serve on a full-time basis as CEO of the Company at the Company’s headquarters located in White Plains, New York. Executive’s duties and responsibilities as CEO shall be those duties customarily associated with an officer with a similar title and/or as may be assigned to him from time to time by the Board of Directors.

3. Base Salary: Annual compensation shall be $1,000,000.00, payable in accordance with the usual payroll practices and policies from time to time in effect at the Company. Executive’s annual compensation shall be retroactive to April 1, 2007, the start date of Executive’s employment as CEO. Base salary for any partial service years under the Agreement shall be pro rated. Executive shall not be eligible to receive any compensation for his services as a member of the Company’s Board of Directors during the Term of the Agreement.

4. Bonus: During the Term of the Agreement, Executive shall participate in the Annual Incentive Plan for Certain Executives (“AIP”) maintained by the Company for senior executive officers at a level that is not less than the maximum participation level made available to any Company senior executive (determined without regard to period of service or similar criteria that might otherwise be necessary to entitle Executive to such level of participation); provided, however, that conditioned upon attainment of target performance measure requirements based on one or more performance measures set forth in the AIP, the target Bonus (“Target Bonus”) for each calendar year during the Term for which Executive shall be eligible shall be $2,000,000.00 (partial years to be pro rated). All bonus payments under the Agreement shall be subject to the terms and conditions of the AIP and will be delivered according to the regular AIP payout schedule. An annual bonus shall not be deemed earned by Executive until the Company has determined his entitlement to such bonus in accordance with the AIP and Company practice.

5. Stock/Options Grant: On or about the Effective Date of the Agreement with Executive, the Company shall award the Executive, pursuant to the terms of the 2004 LTIP, equity awards having a value of $2,000,000.00, payable as fifty percent (50%) restricted stock and fifty percent (50%) stock options, subject to the customary vesting provisions.

6. Vacation and Sick Leave: During the Term of the Agreement, Executive shall be entitled to vacation and sick leave benefits under the Company’s policies equal to the maximum available to any Company senior executive, determined without regard to the period of service that might otherwise be necessary to entitle Executive to such vacation or sick leave under standard Company policy.

7. Business and Entertainment Expenses: Subject to the Company’s policies and procedures with respect to expense reimbursement as applied to its senior executive employees generally, during the Term of the Agreement, the Company shall reimburse Executive for, or pay on behalf of Executive, reasonable and appropriate expenses incurred by Executive for business-related purposes, dues and fees to industry and professional organizations, reasonable costs of entertainment and business development and business-related travel, including, but not limited to, travel away from the Company’s Headquarters in White Plains, New York to other locations on Company business. The Executive shall be entitled to use first-class travel accommodations for such business-related travel.

8. Temporary Housing Allowance: The Company shall provide temporary housing in or around the New York/Connecticut area during the Term of the Agreement, which may include accommodations at the Company’s hotels.

9. Car and Driver: The Company shall make available to Executive a driver and car service for business purposes in New York during the Term of this Agreement.

10. Chicago Office: In addition to Executive’s office at the Company’s headquarters in White Plains, New York, the Company agrees to maintain Executive’s current office in Chicago, Illinois (hereinafter, “Chicago Office”), and to staff the Chicago Office with an executive secretary to support Executive. Executive agrees and acknowledges that the headquarters of the Company is and shall remain in White Plains, New York and that no corporate functions will be moved from the White Plains corporate headquarters, except as may otherwise be approved by the Board. The Company shall reimburse the Executive for any additional income tax liability, on a grossed-up basis, related to or resulting from payments to Executive during the term of this Agreement to the extent that in executing his duties under this Agreement Executive’s tax residency status is deemed changed, in accordance with applicable law, from Illinois to New York (or Connecticut, if applicable).

11. Company Aircraft: The Company shall make available to Executive a Company-owned or leased private aircraft for business-related travel, including for travel to and from Executive’s primary residence in Chicago, Illinois. The use by Executive of any Company aircraft shall at all times be subject to Company policies and procedures and to the availability of such aircraft.

12. Other Benefits. Executive shall participate in, and be eligible to receive, all other benefits, including 401k, medical, dental and disability plans coverage, as may be provided by the Company to other Executive employees from time to time pursuant to the terms and conditions of such benefit plans, programs and/or policies. Except as set forth herein, Executive shall not be entitled to receive any other benefits during the Term, unless expressly provided for and agreed to by the Company. The Company shall not be obligated to institute, maintain, or refrain from changing, amending or discontinuing any benefit plan or program of the Company, so long as such changes are similarly applicable to other senior executive employees. Following the termination of this Agreement, Executive shall be permitted to participate in the Company’s retiree welfare benefit plans, as may be provided by the Company to other retired executive employees from time to time pursuant to the terms and conditions of such welfare benefit plans.

13. Non-Solicitation: Executive agrees that during the employment term and for 12 months following Executive’s employment, Executive shall not in any manner, directly or indirectly, assist, solicit, induce or encourage, or attempt to assist, solicit induce, or encourage, any employee of the Company or any of its subsidiaries, to terminate or abandon his or her employment for any purpose whatsoever.

14. Confidential Information: Executive shall not, at any time, make use of or disclose, directly or indirectly, any (i) trade secret or other confidential or secret information of the Company or of any of its subsidiaries or (ii) other technical, business, proprietary or financial information of the Company or of any of its subsidiaries not available to the public generally or to the competitors of the Company or to the competitors of any of its subsidiaries (“Confidential Information”), except to the extent that such Confidential Information (a) becomes a matter of public record or is published in a newspaper, magazine or other periodical or on electronic or other media available to the general public, other than as a result of any act or omission of Executive or (b) is required to be disclosed by any law, regulation or order of any court or regulatory commission, department or agency, provided that Executive gives prompt notice of such requirement to the Company to enable the Company to seek an appropriate protective order.

15. Intellectual Property: Executive shall not, at any time, have or claim any right, title or interest in any trade name, patent, trademark, copyright, trade secret, intellectual property, methodologies, technologies or other similar rights relating to the Company’s business (collectively, “Intellectual Property”) belonging to the Company or any of its affiliates and shall not have or claim any right, title or interest in or to any material or matter of any kind prepared for or used in connection with the business or promotion of the Company or any of its affiliates, whether produced, prepared or published in whole or in part by Executive or by the Company or any of its affiliates. All Intellectual Property that is conceived, devised, made, developed or perfected by Executive, alone or with others, during Executive’s employment that is related in any way to the Company’s or any of its affiliates’ business or is devised, made, developed or perfected utilizing equipment or facilities of the Company or its affiliates shall be promptly disclosed to the Board, are works for hire and become the sole, absolute and exclusive property of the Company. If and to the extent that any of such Intellectual Property should be determined for any reason not to be a work for hire, Executive hereby assigns to the Company all of Executive’s right, title and interest in and to such Intellectual Property.

16. Notice of Termination of Agreement: If the Company or Executive desires to terminate Executive’s employment hereunder at any time prior to expiration of the Term, it or he shall do so by giving no less than 15 days written notice to the other party that it or he has elected to terminate Executive’s employment hereunder and stating the effective date (which shall not be December 31 of any year) and reason for such termination, provided that no such action shall alter or amend any other provisions hereof or rights arising hereunder. Upon any termination of Executive’s employment hereunder for whatever reason Executive shall, if and to the extent requested to do so by the Board, forthwith resign any and all positions he may then be holding with the Company or any subsidiary of the Company. Upon termination of Executive’s employment under the Agreement (unless termination shall be for Cause, as defined below), Executive agrees, at the Company’s election, to serve on the Board of Directors, subject to the customary procedures and requirements of Board membership, including nomination and election.

17. Payments upon Termination:

17.1 Payment Upon Death or Permanent Disability: Upon the termination of Executive’s employment due to death or permanent disability, (a)Executive or his legal representatives shall be entitled to receive (i) Base Salary through the date of termination, plus (ii) Base Salary for a period of three (3) months from the date of termination and (iii) a pro rated portion of Target Bonus through the date of termination, payable in accordance with, and subject to, the terms of the AIP as well as payroll policies in effect at the Company as if Executive was employed at the time and (b) all of Executive’s unvested restricted stock and stock options shall immediately vest as of the date of termination.. Executive or his legal representatives shall also be entitled to any accrued and unpaid vacation pay or other benefits that may be owed in accordance with the Company’s policies.

17.2 Payment Upon Termination Without Cause or Termination by Executive for Good Reason. If Executive’s employment is terminated by the Company at any time during the Term of the Agreement without Cause, which shall include the Company’s appointment of a successor CEO, or if Executive terminates his employment with the Company at any time during the Term of the Agreement for Good Reason, (a) Executive shall be entitled to (i) an amount equal to Base Salary through the date of termination and (ii) provided that Executive has served as CEO of the Company for at least three (3) months prior to his separation under this paragraph, a pro rated portion of Target Bonus through the date of termination, payable in accordance with, and subject to, the terms of the AIP and (b) fifty percent (50%) of Executive’s then unvested stock options and restricted stock shall immediately vest as of the date of termination. . All remaining unvested stock option and restricted stock grants shall continue to be subject to customary vesting terms, and Executive’s service as an employee or as a member of the Board of Directors shall count as service for purposes of vesting. Executive shall also be entitled to any accrued and unpaid vacation pay or other benefits which may be owed in accordance with the Company’s policies. All payments to Executive shall be in accordance with the Company’s plans, practices and payroll policies in effect at the Company.

(a) Good Reason Defined. For purposes of the Agreement, the term “Good Reason” shall mean, without Executive’s consent:

(b) a reduction in Executive’s Base Salary;

(c) a substantial and material reduction or elimination of any benefits to which Executive is entitled as provided for under this Agreement;

(d) Notwithstanding the foregoing, in the event that Executive provides written notice of termination for Good Reason, the Company shall have the opportunity to cure such circumstances within thirty (30) days of receipt of such notice. If Executive does not deliver to the Company a notice of termination within the sixty (60) day period after Executive has knowledge that an event constituting Good Reason has occurred, such event will no longer constitute Good Reason.

17.3 Payment Upon Termination for Cause or Termination by Executive without Good Reason. Except for Base Salary through the day on which Executive’s employment was terminated and any accrued and unpaid vacation pay or other benefits which may be owed in accordance with applicable law, Executive shall not be entitled to receive severance or any other compensation or benefits after the last date of employment with the Company upon the termination of Executive’s employment by the Company for Cause or by the Executive without Good Reason.

(a) Cause Defined. For purposes of the Agreement, the term “Cause” shall mean the occurrence of any of the following events during the Term: (a) fraud, misappropriation, embezzlement, or sexual (or other forms of) harassment in connection with Executive’s duties for the Company or any affiliate; (b) the Executive’s intentional misconduct in connection with the Company’ business, refusal to follow the reasonable directions of the Company or a breach of the Agreement, provided the Company notifies the Executive of the acts deemed to constitute such intentional misconduct, refusal or breach in writing; (c) a conviction or plea of guilty or nolo contendere to a felony (other than one arising from the operation of a motor vehicle that does not involve an accident involving injury to a third party); (d) engaging in an act of gross negligence in connection with the Company’s business (which term shall not include good faith business judgments made in the normal course of the Executive’s duties); or (e) the Executive’s failure to observe and comply with Company policies, codes and/or the provisions of the covenants contained herein, including, but not limited to, Executive’s confidentiality and non-solicitation obligations.

17.4 Vesting of Stock Options and Restricted Stock under Certain Circumstances. From and after the date at which Executive ceases to be CEO of the Company, if Executive is not subsequently renominated for election to the Company’s Board of Directors or not reelected to the Board of Directors, (other than at the request of the Executive not to be so renominated or upon Executives refusal to serve), all of Executive’s then unvested stock options and restricted stock shall immediately vest as of the date of the Company’s proxy statement (in the case of a failure to renominate the Executive) or the date of the Company’s annual shareholder’s meeting (in the case of Executive’s failure to be reelected).

17.5 Payments upon Change in Control. In the event that Executive’s employment is terminated without cause or Executive Terminates his employment with the Company for “good reason” within one year after a Change in Control, Executive will be entitled to receive (i) Base Salary through the date of Termination; (ii) a pro rated bonus through the date of termination; (iii) an amount in cash equal to three times the Executive’s Base Salary and target bonus; and (iv) immediate vesting of all of Executive’s unvested stock options and restricted stock. If and to the extent that any of the foregoing shall be subject to Federal excise tax as a “parachute payment” under then existing tax laws, the Company will “gross up” payments to the Executive such that the net amount received by Executive will equal the amount he would have received had no such excise tax been payable.

17.6 Condition to Post-Employment Payments All payments and benefits due to Executive under the payment provisions arising from a separation of employment that are not otherwise required by law shall be contingent upon execution by Executive (or Executive’s beneficiary or estate) and the Company of a mutual general release of all claims arising out of the Agreement or Executive’s employment by the Company hereunder, to the maximum extent permitted by law, releasing the Executive, his beneficiaries or estate and the Company, its; affiliates and its current and former stockholders, directors, employees and agents of all claims.

18. Withholding: The Base Salary and all other payments, grants and awards to Executive for his services to the Company shall be subject to all withholding and deductions required by federal, state or other law (including those authorized by Executive but not otherwise required by law), including but not limited to state, federal and local income taxes, unemployment tax, Medicare and FICA, together with such deductions as Executive may from time to time specifically authorize under any employee benefit program which may be adopted by the Company for the benefit of its senior executives or Executive.

19. Arbitration: In the event of any controversy, dispute or claim arising out of or related to this Agreement or Executive’s employment by the Company, the parties shall negotiate in good faith in an attempt to reach a mutually acceptable settlement of such dispute. If negotiations in good faith do not result in a settlement of any such controversy, dispute or claim, it shall be finally settled by expedited arbitration conducted by a single arbitrator selected in accordance with the National Rules of the American Arbitration Association. The expenses of the arbitration shall be borne by the Company; and the Company shall bear its own legal fees and expenses and pay, at least monthly, all of Executive’s legal fees and expenses incurred in connection with such arbitration, except that Executive shall have to reimburse the Company for his legal fees and expenses if the arbitrator finds that Executive brought an action in bad faith. The arbitration shall take place in New York, New York. Notwithstanding the dispute resolution procedures contained in this paragraph, either party may apply to any court sitting in the County, City and State of New York (i) to enforce this agreement to arbitrate, (ii) to seek provisional injunctive relief so as to maintain the status quo until the arbitration award is rendered or the dispute is otherwise resolved, (iii) to confirm any arbitration award, or (iv) to challenge or vacate any final judgment, award or decision of the Arbitrator that does not comport with the express provisions of this paragraph.